Exhibit 21

Subsidiaries of AGL Resources Inc. (1)

Following is a listing of the significant subsidiaries as of December 31, 2010

Name of Subsidiary	State of Incorporation
AGL Capital Corporation	Nevada
AGL Services Company	Georgia
Atlanta Gas Light Company	Georgia
Chattanooga Gas Company	Tennessee
Georgia Natural Gas Company	Georgia
SouthStar Energy Services LLC (2)	Delaware
Golden Triangle Storage, Inc. (3)	Delaware
Pivotal Utility Holdings, Inc. (4)	New Jersey
Pivotal Jefferson Island Storage & Hub, LLC	Delaware
Jefferson Island Storage & Hub, LLC (5)	Delaware
Sequent Energy Management, LP	Georgia
Virginia Natural Gas, Inc.	Virginia

(1)	The names of certain subsidiaries have not been included because, considered in the aggregate as a single subsidiary, they would not constitute a significant subsidiary.
(2)	85% owned by Georgia Natural Gas Company.
(3)	Salt-dome storage facility located in Beaumont, Texas.
(4)	Includes operations of three natural gas utilities: Elizabethtown Gas (New Jersey), Florida City Gas (Florida) and Elkton Gas (Maryland).
(5)	100% owned by Pivotal Jefferson Island Storage & Hub, LLC.